Exhibit 99.1

Orange 21 Reports First Quarter Results

CARLSBAD, CA. May 16, 2005, Orange 21 Inc. (NASDAQ: ORNG)

•                  First quarter revenues of $ 8.5 million, a 32% year over year increase

•                  EPS for the first quarter of 2005 was a loss per share of $0.06 compared to a loss per share of $0.08 in the first quarter of 2004

Orange 21 Inc., a leading developer of brands that produce premium optical products, today announced financial results for the three months ended March 31, 2005.

The Company’s net sales for the first quarter of 2005 were $8.5 million compared to $6.4 million in the first quarter of 2004, an increase of 32%.  The net loss for the first quarter of 2005 was approximately $495,000 versus a net loss of approximately $348,000 in the first quarter of 2004.  The Company reported a loss per share for the first quarter of 2005 of $0.06 on approximately 8 million average shares outstanding compared to a loss per share of $0.08 on approximately 4.4 million average shares outstanding in the same period a year ago.

Cash, cash equivalents, and short term investments at March 31, 2005, totaled $14.2 million.

“We are very pleased with our results for first quarter 2005, our first full quarter as a public company,” said Barry Buchholtz, Chief Executive Officer.  “Our results are a reflection of our commitment to the execution of our growth strategy that is centered around bringing innovative, premium optical products to the market place.”

Mr. Buchholtz continued, “We are excited about the growth opportunities for 2005 and beyond.  In the first quarter we launched the Dale Earnhardt, Jr. signature sunglass series, which is being marketed under the “E Eyewear” brand, as well as the new Handcrafted Eyewear Collection which is being produced in limited quantities.  We continue to expand global distribution, improve service levels, and develop innovative sales and marketing programs that reach our target audience.  We are confident we have the right product portfolio to successfully reach our target audience and drive the growth of our business.”

Updated 2005 Guidance

Although our first quarter results exceeded the first call consensus EPS estimate for the quarter, we continue to remain comfortable with our previously given annual guidance of revenue growth of 25% - 30%, and the current annual consensus estimate of $0.17 EPS, on approximately 8 million average shares outstanding.

As previously stated, this excludes the impact of legal costs associated with the Oakley and the class action law suits, which based on our legal counsel’s estimates, could affect net income by as much as $150,000 in 2005.

While we are not providing specific quarterly guidance, our business is seasonal with approximately 40% of sales occurring in the first half of the year, and approximately 60% of sales occurring in the second half of the year.

Investor Conference Call

Orange 21’s quarterly earnings conference call is scheduled to begin today, Monday, May 16, 2005 at 1:45 p.m., Pacific Standard Time.  The conference call will be broadcast live over the Internet.  Investors may listen to the live webcast at www.orangetwentyone.com.  For those who are not available for the live broadcast, the call will be archived on Orange 21’s investor website.

About Orange 21 Inc.

Orange 21 develops brands that produce premium optical products.  Orange 21’s brands include Spy Optic, which manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market, and E Eyewear, which manufactures the signature Dale Earnhardt, Jr. sunglass line.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements and forecasts about Orange 21 and its business, such as management’s net sales and earnings estimates for 2005. Because forecasts are inherently estimates that cannot be made with precision, the company’s performance may at times differ from its estimates and targets.

Statements in this press release regarding financial guidance, Mr.Buchholtz’s statements and any other statements in this press release that refer to Orange 21’s estimated and anticipated future results, are forward-looking statements. All forward-looking statements in this press release reflect Orange 21’s current analysis of existing trends and information and represent Orange 21’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Orange 21’s businesses including but not limited to adjustments made pursuant to the final audit by our outside auditors; uncertainties associated with Orange 21’s ability to maintain a sufficient supply of products and to successfully manufacture its products; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; Orange 21’s product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect Orange 21’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Orange 21 disclaims any intent or obligation to update these forward-looking statements.

Further information on potential risk factors that could affect Orange 21’s business and its financial results are detailed in its filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 declared effective on December 13, 2004 and its most recent annual report on Form 10-K, and current reports on Form 8-K.  Undue reliance should not be placed on forward-looking statements.

Contact:
Orange 21 Inc.
Michael Brower, CFO
760.804.8420
OR
Integrated Corporate Relations
310.395.2215
Andrew Greenebaum / agreenebaum@icrinc.com
Allyson Pooley / apooley@icrinc.com